Exhibit 99.1

LAWRENCE SCHAFRAN JOINS VERIFYME BOARD OF DIRECTORS

Schafran Adds Public Company Leadership Experience, Audit and Investment Expertise

New York, N.Y., Sept. 30, 2015 – VerifyMe, Inc. (OTCBB: VRME), a pioneer in patented physical, cyber and biometric technology solutions that prevent identity theft, counterfeiting and fraud, today announced that Lawrence G. Schafran has joined the company’s Board of Directors.

“Larry’s public company, audit and investment expertise adds significant value to our board as we continue to build the company after our restructuring,” said Paul Donfried, VerifyMe’s chief executive officer. Mr. Schafran will serve on the audit and compensation committees.

Mr. Schafran is a private investor who serves on the Board of Directors of Wright Investors’ Service Holdings, Inc.; Cupcake Digital, Inc; and Glasstech, Inc. He has served as managing director of Providence Capital, Inc., an investment and advisory firm; and as a director and/or officer of COMSAT, Inc.; Capsure Holdings, Inc.; Banyan Strategic Realty Trust; Dart Group Corporation; Trak Auto Corporation; WorldSpace, Inc.; Shoppers Food Warehouse, Inc.; and The Palmieri Company, Inc. He received both a BBA and a MBA degree from the University of Wisconsin.

“I am honored to join VerifyMe’s Board of Directors,” said Mr. Schafran. “The new management team has moved quickly and strategically to accomplish a significant amount since the restructuring earlier this year. I believe that the company has a solid foundation for future growth and a strong portfolio of security products.”

About The Company

VerifyMe is a high-tech solutions company in the field of authenticating products and people. VerifyMe’s physical technology authenticates products, documents and currency with a suite of proprietary security inks and pigments. The company’s digital technology authenticates people by performing strong, multi-factor verification via its patented digital platform. To learn more, visit www.verifyme.com.

Forward-Looking Statements

This press release includes “forward-looking statements,” which may be identified by words such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation thereon or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: our ability to raise additional capital, our limited revenues generated to date, our ability to attract and retain qualified personnel, the ability to successfully develop licensing programs and generate business, rapid technological change in relevant markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments, intense competition with larger companies, general economic conditions, and other factors set forth described in our filings with the Securities and Exchange Commission (“SEC”), including our annual report on Form 10-K filed with the SEC on April 16, 2015. VerifyMe (formerly known as LaserLock Technologies) expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investors and Media:

Benjamin Burrell

Chief Operating Officer

bburrell@verifyme.com

212-994-7002 x702

Investor Relations

VerifyMe

ir@verifyme.com